CUSIP No: 00401C108	Page 9 of 9

EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: February 12, 2019

MATRIX PARTNERS VIII, L.P.

By:	Matrix VIII US Management Co., L.L.C., its General Partner

By:	/s/ Stan Reiss
Stan Reiss, Authorized Member

MATRIX VIII US MANAGEMENT CO., L.L.C.

By:	/s/ Stan Reiss
Stan Reiss, Authorized Member

/s/ Stan Reiss
Stan Reiss